EXHIBIT 3.3

                              ENERGY DYNAMICS, INC.
                              124 South Lasky Drive
                             Beverly Hills, CA 90212

              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

STEVEN HARRIS certifies that:

         1. He is the President of Energy Dynamics, Inc., a Nevada corporation.

         2. Article FIRST: of the Articles of Incorporation of this Corporation is amended to read as follows

         FIRST: The name of this corporation is HEATHERCLIFF GROUP, INC.

         3. The foregoing Amendment of Articles of Incorporation has been duly approved by the Board of Directors.

         4. The foregoing Amendment of Articles of Incorporation has been duly approved by the required vote of shareholders. The total number of outstanding shareholders of the Corporation is 5,300,000. The number of shares voting in favor of the Amendment equaled or exceeded the vote required. The percentage vote was more than 50%

                                              STEVEN HARRIS, President

                                              HERMAN H. RAPPAPORT, Secretary

State of California      )
                         )ss.
County of Los Angeles    )

         On March 28, 1985, before me, the undersigned, a Notary Public in and for said County and State, personally appeared STEVEN HARRIS, known to me to be the President of the Corporation that executed the within instrument on behalf of the Corporation therein named, and he acknowledged to me that such Corporation executed the within instrument pursuant to a resolution of its Board of Directors.

Witness my hand and official seal.

                                                Estelle R. Eizenberg
                                                Notary Public in and for
                                                said County and State